A special meeting of the shareholders of the Funds was held on October 31, 2011. At the meeting, shareholders elected six nominees, four of whom were already serving as directors at the time of the special meeting. Each nominee was elected by a plurality of the votes cast to serve as a director, to hold office until his or her successor is duly elected and qualified.
The shares were voted as indicated below.

Director Nominee                 Shares Voted     % Voted    % of Total
                                                            Shares Voted
George E. Austin    For          47,594,419.890   96.404%     81.347%
                    Withheld      1,775,826.760    3.596%      3.035%
John W. Feldt       For          47,672,347.123   96.561%     81.480%
                    Withheld      1,697,899.527    3.439%      2.902%
Patricia Lipton     For          47,701,069.664   96.620%     81.530%
                    Withheld      1,669,176.986    3.380%      2.852%
Donald A. Nichols   For          47,570,136.909   96.354%     81.306%
                    Withheld      1,800,109.741    3.646%      3.076%
Jason L. Stephens   For          47,898,270.382   97.019%     81.867%
                    Withheld      1,471,976.268    2.981%      2.515%
John W. Thompson    For          48,024,366.005   97.274%     82.082%
                    Withheld      1,345,880.645    2.726%      2.300%